Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 29, 2011 relating to the consolidated financial statements of Star Bulk Carriers Corp. and its subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte

Deloitte.
Hadjipavlou, Sofianos & Cambanis S.A.

September 16, 2011